FOR IMMEDIATE RELEASE

INHIBITEX INITIATES PHASE II CLINICAL TRIAL OF FV-100
FOR THE TREATMENT OF SHINGLES

ATLANTA, GA – May 8, 2009 — Inhibitex, Inc. (Nasdaq: INHX), a biopharmaceutical company focused on developing products to treat infectious diseases, today announced that it has initiated a Phase II clinical trial with FV-100, its oral antiviral compound in clinical development for the treatment of herpes zoster (shingles).

The Phase II clinical trial is a well-controlled, double-blind study evaluating FV-100 against an active control (valacyclovir). Approximately 350 patients, aged 50 years and older, will be equally randomized to one of three treatment arms: 200 mg FV-100 administered once daily; 400 mg FV-100 administered once daily; and 1,000 mg valacyclovir administered three times per day. In addition to further evaluating its safety, the objective of the trial is to evaluate the therapeutic benefit of FV-100 in reducing: the severity and duration of shingles-related acute pain; the incidence of post herpetic neuralgia (PHN); the time to lesion healing; and the use of concomitant pain medications.

“We are pleased to have commenced this well-powered Phase II trial, in which we will evaluate the potential of FV-100 to treat shingles as compared to the current standard of care,” stated Russell H. Plumb, president and chief executive officer of Inhibitex, Inc. “We plan to ultimately utilize a total of 50-60 U.S. sites in the trial, and we believe this enthusiastic response from the clinical community reflects its recognition of the significant unmet medical needs of the increasing number of shingles patients.”

About Shingles and FV-100

Shingles, also known as herpes zoster, is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that there are greater than 2.5 million cases of shingles each year. Shingles is generally characterized by the appearance of skin lesions, acute infection-related pain, and in many cases, post herpetic neuralgia (PHN), a painful and sometimes debilitating condition that can last for months or possibly more than a year. While shingles can develop in individuals of any age, it occurs predominantly in those 40 years of age and older.

Published in vitro studies have demonstrated that FV-100, an orally-available bicyclic nucleoside analogue, is more potent against VZV and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. The Company believes these characteristics, coupled with its pharmacokinetic profile, provide the potential for a once-a-day dosing regimen of FV-100 to reduce the severity, duration and incidence of shingles-related symptoms, including acute pain and PHN.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat serious infectious diseases. In addition to FV-100, the Company’s pipeline includes a series of HCV nucleoside polymerase inhibitors and HIV integrase inhibitors in preclinical development. Inhibitex has also licensed the use of its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including: those related to the potential for FV-100 to be dosed once daily and reduce the severity, duration and incidence of shingles-related symptoms; the number of sites the Company intends to use in its Phase II trial; and the number of patients the Company expects to enroll in its Phase II trial are forward-looking statements. These intentions, expectations, or potentials may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that: the Company is not able to qualify a sufficient number of sites or enroll patients at its anticipated rate in the Phase II trial; the safety results of the Phase II clinical trial of FV-100 do not support its further development; FV-100 does not prove to have a therapeutic benefit equal to or greater than valacyclovir in reducing shingles-related symptoms in patients; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2009. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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